UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☑ Definitive Proxy Statement.
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☐ Soliciting Material Pursuant to §240.14a-12.
S1 Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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S1 CORPORATION
705 Westech Drive
Norcross, Georgia 30092
(404) 923-3500

April 13, 2009
To the Stockholders of S1 Corporation:
          You are cordially invited to attend the 2009 Annual Meeting of Stockholders of S1 Corporation. Our Annual Meeting will be held on Tuesday, May 26, 2009, at 3:00 p.m., local time, at the Marriott Hotel located at 475 Technology Parkway, Norcross, GA 30092.
          We describe in detail the actions we expect to take at the Annual Meeting in the attached Notice of Annual Meeting of Stockholders and proxy statement. We also have made available a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. We encourage you to read the Form 10-K, which includes information on our operations, products and services, as well as our audited financial statements.
          This year we will be using the new “Notice and Access” method of providing proxy materials to you via the Internet as prescribed by the Securities and Exchange Commission. We believe that this new process should provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about April 15, 2009, we will mail to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and the Form 10-K and vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials. We will not be mailing the Notice to stockholders who previously elected either to receive notices and access the proxy materials and vote completely electronically via the Internet or to receive paper copies of the proxy materials.
          Please use this opportunity to take part in our corporate affairs by voting on the business to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, please vote electronically via the Internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope. See “Voting by Proxy Holders” in the proxy statement for more details. Voting electronically or returning your proxy does NOT deprive you of your right to attend the Annual Meeting and to vote your shares in person for the matters acted upon at the Annual Meeting.
          We look forward to seeing you at the Annual Meeting.
By order of the Board of Directors,
JOHN W. SPIEGEL
Chairman of the Board

S1 CORPORATION
705 Westech Drive
Norcross, Georgia 30092
(404) 923-3500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 26, 2009

April 13, 2009
To the Stockholders of S1 Corporation:
          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of S1 Corporation will be held on May 26, 2009, at 3:00 p.m., local time, at the Marriott Hotel located at 475 Technology Parkway, Norcross, GA 30092, for the following purposes:
1.	Election of Directors. To elect two directors to each serve for a three-year term expiring in 2012 (Proposal 1);

2.	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the selection of the independent registered public accounting firm for the fiscal year ending December 31, 2009 (Proposal 2); and

3.	Other Business. To transact any other business that properly comes before the annual meeting or any adjournments of the meeting.
          If you held shares of our common stock at the close of business on March 31, 2009, you are entitled to notice of and to vote at the Annual Meeting or any adjournments of the meeting.
          If you have any questions or need assistance in voting your shares, please contact the undersigned at the above address and telephone number.
By order of the Board of Directors,
GREGORY D. ORENSTEIN
Senior Vice President Corporate Development, Chief Legal Officer and Secretary
IT IS IMPORTANT THAT YOU VOTE PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN
TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES USING THE INTERNET OR
THE TOLL-FREE TELEPHONE NUMBER OR BY MAIL.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on
May 26, 2009: This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended
December 31, 2008, is available on the Internet at www.proxyvote.com by following instructions on the Notice of Internet Availability mailed to you on or about April 15, 2009.

S1 CORPORATION
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

S1 CORPORATION
705 Westech Drive
Norcross, Georgia 30092
(404) 923-3500

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To be held on May 26, 2009

Solicitation, Voting and Revocability of Proxies
          This proxy statement is being sent to holders of the common stock of S1 Corporation, a Delaware corporation, as part of the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Stockholders to be held on May 26, 2009, at 3:00 p.m., local time, at the Marriott Hotel located at 475 Technology Parkway, Norcross, GA 30092, and at any adjournments of the meeting. Distribution of this proxy statement and a proxy form to stockholders is scheduled to begin on or about April 15, 2009. In this proxy statement, when we use the terms “S1 Corporation”, “S1”, “Company”, “we”, “us” and “our,” we mean S1 Corporation, a Delaware corporation, and its subsidiaries.
          The Annual Meeting has been called to vote on the election of two director nominees to each serve for a three-year term, to ratify the selection of our independent registered public accounting firm for the fiscal year ending December 31, 2009, and to transact any other business that properly comes before the Annual Meeting or any adjournments of the Annual Meeting.
          If you vote by the proxy we are soliciting, your shares will be voted in accordance with the instructions listed on the proxy card. Executed but unmarked proxies will be voted FOR the election of the Board’s director nominees and FOR the ratification of our independent registered public accounting firm. Except as set forth in this proxy statement, our Board of Directors does not know of any other matters that are to come before the Annual Meeting other than procedural matters related to the conduct of the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the proxy card will vote the shares represented by your proxy on those other matters as determined by our Board of Directors.
          You may revoke a proxy at any time before it is voted by delivering either a written notice of revocation for a proxy card that you previously submitted, or a properly executed proxy card bearing a later date, to Greg Orenstein, Corporate Secretary, S1 Corporation, 705 Westech Drive, Norcross, Georgia 30092, by re-voting by telephone or on the Internet, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting alone will not revoke a proxy, unless the stockholder actually votes in person at the Annual Meeting.
          We will pay the cost of soliciting proxies for the Annual Meeting. In addition to using the mail, our directors, officers and employees may solicit proxies personally, by telephone or by fax. We will not pay additional compensation to our directors, officers or employees for these services. We also will request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to, and obtain proxies from, the beneficial owners of those shares and will reimburse these holders for the reasonable expenses they incur for these efforts.
          The Board of Directors has appointed an inspector of election to tabulate stockholder votes at the Annual Meeting. Abstentions and broker non-votes will be treated as shares that are present, or represented, and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting. Broker non-votes will not be counted as a vote cast or entitled to vote on any matter presented at the Annual Meeting.

Internet Availability of Proxy Materials
     Under the rules adopted by the Securities and Exchange Commission (“SEC”), we are now furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials on the Internet. The Notice of Internet Availability also instructs you as to how you may access your proxy card to vote on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. We anticipate that the Notice of Internet Availability will be mailed to stockholders on or about April 15, 2009.
Annual Report on Form 10-K and Additional Materials
          The Notice of Annual Meeting, this proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC, and certain other information required to be furnished to stockholders pursuant to SEC Rule 14a-3 have been made available to all stockholders entitled to vote at the Annual Meeting and who received the Notice of Internet Availability of Proxy Materials. We are required to file an Annual Report on Form 10-K for our 2008 fiscal year with the SEC.
          Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to Greg Orenstein, Corporate Secretary, S1 Corporation, 705 Westech Drive, Norcross, Georgia 30092 or by visiting our corporate website at www.s1.com under the Investor Relations section.
Who Can Vote
          The Board of Directors has fixed the close of business on March 31, 2009 as the record date for the determination of our stockholders who are entitled to notice of and to vote at the Annual Meeting (the “Record Date”). Each share of common stock that you owned as of the Record Date entitles you to one vote on all matters that properly come before the Annual Meeting. There is no cumulative voting of shares. Only shares of our common stock held of record as of the close of business on the Record Date can be voted at the Annual Meeting. On March 31, 2009, there were 53,179,798 shares of common stock which were then issued and outstanding and eligible to be voted at the Annual Meeting.
          The holders of 17,726,599 shares, or one-third of the total number of shares of common stock that were issued and outstanding and eligible to be voted on March 31, 2009, will constitute a quorum at the Annual Meeting. If there is a quorum, a plurality of the votes cast is required to elect our director nominees and for all other proposals (i.e. the number of votes cast “for” the proposal must exceed the number of votes cast “against”).
Voting by Proxy Holders
          If your voting stock is held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from that person or entity that you must follow in order to have your shares of common stock voted. If you hold your voting stock in your own name and not through your broker or another nominee, you may vote your shares of stock at the Annual Meeting or by proxy in one of three ways:
•	By using the Internet website and instructions listed on the Notice of Internet Availability of Proxy Materials and on the proxy card;

•	By using the toll-free telephone number listed on the Notice of Internet Availability of Proxy Materials and on the proxy card; or

•	By requesting a hard copy of proxy materials via the instructions listed on the Notice of Internet Availability of Proxy Materials and on the proxy card. Upon receiving the proxy materials, you must sign, date and mail the proxy card in the enclosed postage-paid envelope.

          Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you return a proxy without specific voting instructions, your proxy will be voted by the proxy holders as recommended by the Board of Directors.
          Vote by Internet. If you hold your voting stock in your own name and not through your broker or another nominee, you can choose to vote via the Internet. The website for Internet voting is printed on the Notice of Internet Availability of Proxy Materials. Internet voting is available 24 hours a day until 11:59 p.m. (E.T.) on May 25, 2009. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. Our Internet voting procedures are designed to authenticate stockholders by using individual control numbers. If you vote on the Internet, you can also request electronic delivery of future proxy materials. If you vote on the Internet, please note that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, for which you will be responsible. If you vote via the Internet, you do not need to return your proxy card.
          Vote by Telephone. If you hold your voting stock in your own name and not through your broker or another nominee, you can vote your shares of stock by telephone by following the instructions provided on the Internet voting site, or if you requested proxy material, by following the instructions provided with your proxy material and on your proxy card. Telephone voting is available 24 hours a day until 11:59 p.m. (E.T.) on May 25, 2009. Easy-to-follow voice prompts allow you to vote your shares of stock and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders by using individual control numbers. If you vote by telephone, you do not need to return your proxy card.
          Vote by Mail. If you elected to receive printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it to Broadridge Financial Solutions, Inc. in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to S1 Corporation, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Please allow sufficient time for mailing if you decide to vote by mail.
          Voting at the Annual Meeting. The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.
          The shares voted electronically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.
          Delivery of Voting Materials to Stockholders Sharing an Address. To reduce the expense of delivering duplicate materials to stockholders sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of Internet Availability of Proxy Materials, annual report on Form 10-K and proxy materials, as applicable, sent to stockholders until such time as one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to Greg Orenstein, Corporate Secretary, S1 Corporation, 705 Westech Drive, Norcross, Georgia 30092, or calling 404-923-3500. Stockholders sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.
          Receiving More Than One Notice or Proxy Card. If you receive more than one Notice of Internet Availability of Proxy Materials, it generally means your shares are registered differently or are in more than one account. Please provide voting instructions for all Notices, proxy and voting instruction cards you receive.

Information Concerning Competing Solicitations
          Management is not aware of any competing proxy solicitations.
Information as to Our Directors and Executive Officers
          The following table presents information about our director nominees, continuing directors and executive officers, including their ages as of December 31, 2008, the periods during which they have served as one of our directors, and positions currently held with us.

	Age at
	December 31,	Director	Expiration
Name	2008	Since	of term	Position held with S1
Director Nominees:
John W. Spiegel	67	2004	2009	Director and Chairman of the Board
Thomas P. Johnson, Jr.	68	2005	2009	Director

Continuing Directors:
Ram Gupta	46	2005	2011	Director
M. Douglas Ivester	61	2001	2010	Director
Gregory J. Owens	48	2003	2011	Director
Edward Terino	55	2007	2010	Director

Executive Officers:
Johann J. Dreyer	50	2006	2010	Chief Executive Officer and Director (Principal Executive Officer)
Paul M. Parrish (1)	47	—	—	Chief Financial Officer (Principal Financial Officer)
Stephen M. Dexter (1)	40	—	—	Vice President and Corporate Controller (Principal Accounting Officer)
Gregory D. Orenstein	39	—	—	Senior Vice President Corporate Development, Chief Legal Officer and Secretary
Jan Kruger	46	—	—	Group President
Pierre Naude	50	—	—	Group President
Francois Van Schoor	45	—	—	Group President
Meigan Putnam	57	—	—	Senior Vice President
Neil Underwood	39	—	—	Senior Vice President

(1)	Mr. Dexter served as our Principal Financial Officer from August 5, 2008 until January 12, 2009 when Mr. Parrish became our Chief Financial Officer and Principal Financial Officer.
          A brief description of the principal occupation for the past five years of each of our director nominees, continuing directors and executive officers is provided below.
Director Nominees
          John W. Spiegel has served as the Chairman of the Board of Directors of S1 since October 2006 and has served as a director since 2004. From 1985 until 2004, Mr. Spiegel served as Chief Financial Officer of SunTrust Banks, Inc. and was elected vice chairman of SunTrust in 2000. Prior to his retirement from SunTrust in 2005, Mr. Spiegel was an officer and director of various SunTrust subsidiaries. Mr. Spiegel also serves as a director of the Rock-Tenn Company, Bentley Pharmaceuticals, and Colonial Properties Trust.
          Thomas P. Johnson, Jr. has served as a director since October 2005. From 1997 until his retirement in June 2005, Mr. Johnson was President and CEO of the Bank Administration Institute (BAI), a leading banking professional organization. From 1995 until 1997, Mr. Johnson was Executive Vice President, Retail Banking for Boatmen’s Bancshares Inc., which was sold to the Bank of America. From 1985 until 1995, Mr. Johnson was Chief Retail Banking Executive for Barnett Banks, Inc. Mr. Johnson also serves as a director of Nationwide Bank.

Continuing Directors
          Ram Gupta has served as a director since 2005. Currently, Mr. Gupta is the Executive Chairman of Cast Iron Systems, Inc., a provider of integration appliances. From 2005 to 2007, Mr. Gupta served as the President and CEO of Cast Iron Systems. From August 2000 through October 2004, Mr. Gupta served as Executive Vice President, Products and Technology for PeopleSoft, Inc., a provider of enterprise application software. From December 1997 until July 2000, Mr. Gupta was Senior Vice President and General Manager for Healtheon WebMD Corp, a provider of services that link physicians, consumers, providers and health plans online. Mr. Gupta is a director of Progress Software, Sourceforge, Cast Iron Systems and Yodlee.
          M. Douglas Ivester has served as a director since 2001. Currently, Mr. Ivester is President of Deer Run Investments, LLC, a private investment concern. From 1997 until 2000, Mr. Ivester was Chairman of the Board and Chief Executive Officer of The Coca-Cola Company. Mr. Ivester spent more than 20 years with The Coca-Cola Company and held such positions as Chief Financial Officer, President and Chief Operating Officer where he was responsible for running the company’s global enterprise. Mr. Ivester also serves as a director of SunTrust Banks, a Trustee of Emory University, and Chairman of the Board of Woodruff Health Sciences Center, Inc.
          Gregory J. Owens has served as a director since 2003. Mr. Owens is presently Chief Executive Officer and Chairman of the Board of IronPlanet, Inc., an online auction company for used construction and agricultural equipment. From 2005 to 2007, Mr. Owens served as Managing Director at RedZone Capital, a Washington, D.C. private equity firm focused on turning around and growing under-performing companies. From 1999 to 2004, Mr. Owens served as Chief Executive Officer and President of Manugistics Group, Inc., a supply chain management company, and as its Chairman of the Board from 2004 until 2005.
          Edward Terino has served as a director since 2007. Currently, Mr. Terino is a consultant to General Maritime Corporation, a position he has held since January 2009 following the merger of Arlington Tankers Ltd with General Maritime Corporation in December 2008. Prior to the merger, Mr. Terino was the President, Chief Executive Officer and Chief Financial Officer of Arlington Tanker Ltd, an international seaborne transporter of crude oil and petroleum products, a position he held since January 2008. Mr. Terino served as Arlington’s Co-Chief Executive Officer and Chief Financial Officer from July 2005 until August 2007, and as its Chief Executive Officer, interim President and Chief Financial Officer from August 2007 until January 2008. From September 2001 until June 2005, Mr. Terino served as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Art Technology Group, Inc., a provider of Internet-based e-commerce software focused on the Global 1000 market.
Executive Officers
          Johann J. Dreyer was appointed Chief Executive Officer and Director of the Company in November 2006. From October 2005 to November 2006, he served as President of the Company’s Community Financial, International Retail Banking, and Global Payments business. From November 2004 until October 2005, Mr. Dreyer served as Chief Executive Officer of Mosaic Software, one of our wholly owned subsidiaries. Prior to the acquisition of Mosaic by S1 in November 2004, Mr. Dreyer served as Group CEO of Mosaic from February 2002 until November 2004. Mr. Dreyer was one of the founders of Mosaic and served as CEO of Mosaic and its predecessor companies beginning in 1992. Mr. Dreyer has a B.Commerce degree in Computer Science and Economics and a B.Commerce (Hons) degree in Computer Science from the University of Stellenbosch, Western Cape, South Africa. Mr. Dreyer also serves as a director of Hypercom Corporation.
          Paul M. Parrish was appointed Chief Financial Officer of the Company in January 2009. Mr. Parrish joined the Company from Infor Global Solutions, a global enterprise software company, where he served as Senior Vice President, Controller and Principal Accounting Officer from January 2008 to December 2008. Prior to this role, Mr. Parrish spent ten years at the John H. Harland Company where he served in various roles including Senior Vice President of Finance, Information Technology and Chief Financial Officer of their Printed Products Division, and Vice President and Chief Financial Officer of the Software and Services Division. A Certified Public Accountant, Mr. Parrish spent more than 13 years at Deloitte and Touche. Mr. Parrish has a B.S. in Accounting from Auburn University.
          Stephen M. Dexter has served as the Company’s Corporate Controller and Principal Accounting Officer since July 2008. Prior to this role, Mr. Dexter served as the Company’s Corporate Controller and North American Controller. Before he joined S1 in August 2005, Mr. Dexter served as Controller for American Tire Distributors from January 2004 to July 2005, interim Controller for Unitrends Software Company from March 2003 to

September 2003, and Director of Accounting and Director of Financial Reporting for Safety-Kleen Corporation from January 2001 to February 2003. Mr. Dexter graduated from Clemson University with a B.S. in Accounting and is a Certified Public Accountant.
          Gregory D. Orenstein has served as Senior Vice President Corporate Development, Chief Legal Officer and Secretary of the Company since May 2007. Mr. Orenstein was our Senior Vice President, Corporate Development and Corporate Services from July 2005 to April 2007, Vice President, Office of the Chief Executive Officer and Corporate Development from August 2002 to July 2005, and Senior Director, Corporate Development from March 2000 to August 2002. Prior to joining the Company in March 2000, Mr. Orenstein was an associate in the technology practice group at the law firm of Alston & Bird, LLP. Mr. Orenstein has a J.D. degree from Emory University School of Law and a B.A. in Psychology from the University of Maryland.
          Jan Kruger was appointed President of the Company’s global Enterprise business in November 2007. Prior to his appointment, Mr. Kruger served as President of the Company’s Postilion business beginning in November 2006. Mr. Kruger also served as Vice President and General Manager of Europe and Middle East operations following the Company’s acquisition of Mosaic Software in November 2004 through November 2006. Mr. Kruger joined Mosaic Software in February 2001 as Chief Financial Officer and in May 2002, he also assumed the role of General Manager for Mosaic’s Europe and Middle East regions. Prior to joining Mosaic Software, Mr. Kruger was a partner at PricewaterhouseCoopers LLP. Mr. Kruger is a Chartered Accountant (South Africa) and has a B.Accounting degree and a B.Accounting (Hons) degree from the University of Stellenbosch, Western Cape, South Africa.
          Pierre Naude has served as President of the Company’s Postilion Self Service and Full Service Banking businesses since January 2009. Prior to this role, Mr. Naude served as Senior Vice President and General Manager of the Company’s Postilion Americas business beginning in 2005. Nr. Naude joined the Company in 2005 from Unisys, where he fulfilled the roles of Managing Partner, Global Channels and Alliances, and Vice President and General Manager, Asia Pacific for Global Infrastructure Services. Mr. Naude has a B.S. degree in Management and Finance from Upper Iowa University, Fayette, Iowa.
          Francois van Schoor has served as President of the Company’s global Postilion Payments business since January 2009. Prior to this role, Mr. van Schoor was Senior Vice President and General Manager in our Postilion Payments business beginning in December 2006. Mr. van Schoor joined Mosaic Software in 1997 and held the positions of General Manager Africa from January 1997 to December 2000 and General Manager Asia-Pacific from January 2001 to June 2005. Following the Company’s acquisition of Mosaic in November 2004, Mr. van Schoor also assumed responsibility for the Company’s Asia-Pacific operations. Mr. van Schoor has a B. Engineering degree from the University of Stellenbosch, Western Cape, South Africa and a MBA from the University of Cape Town’s Graduate School of Business (South Africa).
          Meigan Putnam has served as Senior Vice President and General Manager of the Enterprise Insurance business since October 2005. Prior to this role, Ms. Putnam was our Vice President of Strategic Accounts from May 2004 to September 2005 and Senior Vice President of Corporate Administration from October 1999 to September 2003. Ms. Putnam has a B.S. in Education degree from Southern Illinois University and a MBA in Finance from DePaul University.
          Neil Underwood has been Senior Vice President and General Manager of Enterprise Americas - Retail Online since November 2007. Mr. Underwood was our Senior Vice President and General Manager of Enterprise Americas from October 2005 to November 2007, Vice President of Corporate Sales from 2003 to 2005, and Vice President of Enterprise Sales from 2001 until 2003. Mr. Underwood has a B.S. in Engineering from the Georgia Institute of Technology.

Board of Directors and Corporate Governance
Independence of the Board
          The Board of Directors has determined that all of our directors and director nominees, except Mr. Dreyer, are independent as defined by the NASDAQ Stock Market rules. Mr. Dreyer is not considered independent because he serves as our Chief Executive Officer. The Board based these determinations primarily on a review of the responses the directors and director nominees provided to questions regarding employment and compensation history, affiliations and family and other relationships, and based on discussions with the directors and director nominees. The Board considers a number of factors in determining the independence of our directors and director nominees, including the listing requirements of the NASDAQ Stock Market, other board or executive positions held, the absence of any relationships with S1 or its management, and any potential related party transactions. The Audit, Corporate Governance and Nominating, Compensation, and Strategic Planning Committees are comprised solely of independent directors.
Board Meetings
          During 2008, our Board of Directors met eight times and Committees of the Board met 25 times as noted below, with each director that was serving attending at least 75% of the aggregate of the total number of meetings (1) of the Board of Directors held during the period that the director served, and (2) held by all Committees of the Board on which the director served during the period that he served. Directors are encouraged to attend and participate in the Annual Meeting of Stockholders. All of our directors attended last year’s Annual Meeting.
Committees of the Board of Directors
          The Board has four standing Committees. The table below shows the number of Committee meetings conducted in 2008 and the directors who currently serve on these Committees. Each of the Committees listed below has a written charter except for the Strategic Planning Committee. All of the Company’s Committee charters are available online at www.s1.com in the Investor Relations section or in paper form upon request to the Company’s Secretary. The chair of each Committee determines the frequency and agenda of Committee meetings. The functions of the Committees are described in the paragraphs following the table.

Board Committees
		Corporate Goverance		Strategic
Director	Audit (1)	and Nominating	Compensation	Planning
John W. Spiegel		X

Ram Gupta		X		X

M. Douglas Ivester	X		X (Chair)

Thomas P. Johnson, Jr.	X		X	X (Chair)

Gregory J. Owens		X (Chair)	X	X

Edward Terino	X (Chair)		X

Johann J. Dreyer

2008 Meetings	13	4	5	3

(1)	The Board had a Finance Committee that was disbanded in May 2008 and its responsibilities were assumed by the Audit Committee. The Finance Committee was composed of Mr. Terino, who was Chairman, and Messrs. Spiegel, Owens and Dreyer. The Finance Committee met twice in 2008 and the meetings are included in the Audit Committee totals.

          Audit Committee. The Board of Directors has appointed an Audit Committee. All members of the Audit Committee are independent as defined by the NASDAQ Stock Market rules and applicable securities laws. Mr. Terino has been designated by the Board of Directors as the Audit Committee’s “financial expert,” as provided in the Sarbanes-Oxley Act of 2002 and the related SEC regulations. The Audit Committee reviews the scope of the independent annual audit, periodic filings and the independent accountants’ assessment concerning the effectiveness of our internal financial and accounting controls and any response by management to that assessment. In addition, the Audit Committee reviews internal audit plans and meets with our internal auditors to discuss financial and accounting controls. The Audit Committee also monitors the financial condition of the Company, oversees the sources and uses of cash and investments, oversees the budget process, reviews the financial policies of the Company, and oversees the Company’s risk management and information security functions.
          Corporate Governance and Nominating Committee. The Board of Directors has appointed a Corporate Governance and Nominating Committee that is responsible for selecting nominees for election as directors, recommending the size of our Board and Committees, reviewing the Company’s corporate governance policies, and recommending changes to the Board. All members of the Corporate Governance and Nominating Committee are independent as defined by NASDAQ Stock Market rules and applicable securities laws.
          Compensation Committee. The Board of Directors has appointed a Compensation Committee that reviews executive compensation. All members of the Compensation Committee are independent as defined by the NASDAQ Stock Market rules and applicable securities laws. The Compensation Committee has the responsibility of reviewing and approving the compensation of key management positions such as our CEO and his direct reports, as well as each of the other executive officers of the Company. The Compensation Committee administers the Company’s equity incentive programs and makes recommendations to the Board of Directors regarding equity awards to our executive officers and other employees.
          The Compensation Committee consults with our CEO, Mr. Dreyer, with respect to the types and amounts of compensation to be paid to his direct reports (including each of the Named Executive Officers, as set forth in the Summary Compensation Table below) and generally delegates the compensation of employees below the senior executive level to management. For a discussion of Mr. Dreyer’s recommendations with respect to each Named Executive Officer’s (other than himself) compensation amounts, see the Compensation Discussion and Analysis. The Compensation Committee also reviews the compensation of our executive officers at least annually to ensure that compensation is in line with market practices, changes in responsibilities of the executives, performance of the Company, and satisfaction of personal objectives. The annual review typically occurs in the second quarter each year. The Company retained an outside compensation consultant in connection with the annual review that was conducted in 2008. For more information on the Compensation Committee’s compensation decisions with respect to our Named Executive Officers during 2008, see the Compensation Discussion and Analysis below.
          Strategic Planning Committee. The Board of Directors has appointed a Strategic Planning Committee to review long term planning for the Company. All members of the Strategic Planning Committee are independent as defined by the NASDAQ Stock Market rules and applicable securities laws. The Strategic Planning Committee is tasked with working with management to assist in developing and reviewing strategic business plans, including but not limited to, plans related to mergers and acquisitions, product development, sales execution, deployment of resources, international strategies, and the rationalization of existing businesses.
Compensation Committee Interlocks and Insider Participation
          During fiscal year 2008, the Compensation Committee of the Board of Directors was composed of Mr. Ivester, who is the Chairman, and Messrs. Owens, Terino and Johnson. No member of the Compensation Committee was an officer or employee of the Company or any subsidiary of the Company, nor did any member of the Compensation Committee serve on another board of any other entity with any officer during fiscal year 2008. There are no interlock relationships as defined in applicable SEC rules.
Director Nomination Process
          The Board of Directors seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Board of Directors considers, among other things, the following qualifications and skills of director candidates: their business or professional experience; their integrity and judgment; their record of public service; their ability to devote sufficient time to the affairs of the Company; the diversity of backgrounds and experience they will bring to the Board; and the needs of the Company from time to time. Additionally, the Board believes that all nominees should be individuals of substantial accomplishment with demonstrated leadership capabilities.
          The Board delegates the screening process to the Corporate Governance and Nominating Committee, which receives direct input from other Board members. Potential candidates are identified by recommendations from several sources, including incumbent directors, management, and stockholders. The Corporate Governance and Nominating Committee employs the same process for evaluating all candidates, including those submitted by stockholders. The Committee initially evaluates the candidate based on publicly available information and any additional information supplied by the party recommending the candidate. If the candidate appears to satisfy the selection criteria and the Committee’s initial evaluation is favorable, the Committee gathers additional data on the candidate’s qualifications, availability, probable level of interest, and any potential conflicts of interest. If the Committee’s subsequent evaluation continues to be favorable, the candidate is contacted by the Chairman of the Board and one or more of the independent directors for direct discussions to determine the mutual levels of interest in pursuing the candidacy. If these discussions are favorable, the Committee makes a final recommendation to the Board to nominate the candidate for election by the stockholders (or to select the candidate to fill a vacancy, as applicable).
Process for Submitting Recommendations and Nominations
          Our amended and restated bylaws permit stockholders eligible to vote at the Annual Meeting to make nominations for directors, but only if their nominations are made by timely notice in writing to our Secretary. As set forth in the bylaws, a stockholder must notify us in writing of a proposed nominee, by notice delivered to or mailed and received at the principal executive offices of the Company. For purposes of the Annual Meeting, notice must be received not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s meeting; provided, however, that in the event that the date of the Annual Meeting is more than 60 days prior to or more than 60 days after such anniversary date, and less than 60 days notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. Each stockholder’s notice must contain the following information: (a) as to each nominee, (i) all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) the name, age, business address and residence address of such person, (iii) the principal occupation or employment of such person, and (iv) the class and number of shares of the Company beneficially owned by such person; and (b) as to the stockholder giving notice (i) the name and address, as they appear in the Company’s books, of such stockholder, (ii) the class and number of shares of the Company which are beneficially owned by such stockholder, and (iii) any material interest of the stockholder in such matter. Only persons who are nominated in accordance with the procedures set forth in our amended and restated bylaws shall be eligible for election as directors.
Stockholder Matters
          Disclosure. We have established a Disclosure Committee, comprised of executives and senior managers who are actively involved in the disclosure process, to specify, coordinate and oversee the review procedures that we use each quarter, including at fiscal year end, to prepare our periodic and current SEC reports.
          Equity Plans. It is our practice, and as required by NASDAQ, to obtain stockholder approval before implementing, or making material amendments to, our equity compensation plans. The S1 Corporation 2003 Stock Incentive Plan, as Amended and Restated Effective February 26, 2008, was approved by our stockholders and is currently the only equity compensation plan open to future grants of equity awards.
          Communications with Board. Stockholders of S1 may communicate with an individual director or the Board of Directors as a group via U.S. Postal mail directed to: John W. Spiegel, Chairman of the Board, c/o Corporate Secretary, S1 Corporation, 705 Westech Drive, Norcross, GA 30092. Please clearly specify in each communication the applicable addressee or addressees you wish to contact. All such communication will be forwarded to the intended director or the Board as a whole.

Code of Ethics
          The Board has adopted a Code of Ethics that applies to all of our employees (including officers) and directors. The Code of Ethics is available online at www.s1.com in the Investor Relations section or in paper form upon request to the Company’s Secretary.
Director Compensation
          Our non-employee directors are compensated with cash payments, stock options and restricted stock awards. Cash compensation varies among the non-employee directors based on the positions held and the number of Board and Committee meetings attended. Directors who are employees receive no additional compensation for serving on the Board or its Committees. Director compensation is typically reviewed annually. To assist the Company with its annual review in 2009, the Company retained an outside compensation consultant in 2008 to review our compensation arrangement for non-employee members of our Board of Directors.
          The table below summarizes the compensation for each of our non-employee directors during 2008.

	Fees Earned or	Stock Awards	Option Awards	Total
Name	Paid in Cash ($)(1)	($)(2)(3)	($)(2)(4)	($)
Current Directors

John W. Spiegel	$173,000	$28,634	$60,292	$261,926

Ram Gupta	50,500	28,634	60,292	139,426

M. Douglas Ivester	64,000	28,634	60,292	152,926

Thomas P. Johnson, Jr.	79,500	28,634	60,292	168,426

Gregory J. Owens	69,000	28,634	60,292	157,926

Edward Terino	69,500	28,634	60,292	158,426

Former Director

Jeffrey C. Smith (5)	34,000	19,116	39,835	92,951

(1)	Our annualized compensation arrangement for non-employee members of our Board of Directors during 2008 was as follows:

	January 2008 to	May 2008 to
	April 2008 (a)	December 2008
	Fees	Fees
Annual retainer (Board Chairman)	$150,000	$150,000
Annual retainer (excluding Board Chairman)	20,000	20,000
Board meeting attended (in person)	2,000	2,000
Board meeting attended (by phone)	1,000	1,000
Audit Committee and Strategic Planning Committee annual chair retainers	20,000	20,000
Corporate Governance and Nominating Committee, Finance Committee and Compensation Committee annual chair retainers (b)	10,000	20,000
Committee meeting attended (in person)	1,500	1,500
Committee meeting attended (by phone)	1,000	1,000
Annual Yodlee Board representation retainer (c)	—	20,000

	# of Shares (d)	# of Shares (e)
Annual stock option grant	15,000	16,000
Annual restricted stock grant	3,000	3,000

(a)	These compensation arrangements were in effect from May 2007 until April 2008.

(b)	The Finance Committee was disbanded in May 2008 and its responsibilities were assumed by the Audit Committee.

(c)	As a result of our sale of Vertical One to Yodlee, Inc. in January 2001, we own approximately 14% of Yodlee as of December 31, 2008. Ram Gupta, who serves as one of our directors, also serves as a member of Yodlee’s Board of Directors as the Company’s representative to the Yodlee Board.

(d)	Stock options and restricted stock grants vest one year from date of grant.

(e)	Stock options and restricted stock grants vested quarterly starting in the second quarter of 2008 through January 1, 2009.

(2)	These amounts do not reflect actual compensation realized by our non-employee directors. In accordance with SEC rules, we are disclosing the values of restricted stock and stock options, in accordance with SFAS 123(R) as required by SEC regulations for fair value as we explain in Notes 2 and 15 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. We recognize stock based compensation expense, net of an estimated forfeiture rate, on a straight-line basis over the requisite service period, but have modified the expense to exclude forfeiture rate estimates for stock based compensation recognized in 2008, as required by SEC regulations.

(3)	Stock awards consist of restricted stock grants. Each director received 3,000 shares of restricted stock on May 25, 2007 with a fair market value of $24,030 on the date of grant and those shares vested on May 25, 2008. On May 28, 2008 each director received 3,000 shares of restricted stock with a fair market value of $19,140. These shares vested quarterly starting in the second quarter of 2008 through January 1, 2009. Effective September 9, 2008, Mr. Smith resigned from our Board of Directors which resulted in the forfeiture of his unvested restricted stock grants.

(4)	Each director received options to purchase 15,000 shares on May 25, 2007 with an exercise price of $8.01, which was the market value on the date of the grant, and with a grant date fair value of $48,495. Those stock options vested on May 25, 2008. On May 28, 2008 each director received options to purchase 16,000 shares of our common stock with an exercise price of $6.38, which was the market value on the date of the grant, and with a grant date fair value of $41,139. These shares vested quarterly starting in the second quarter of 2008 through January 1, 2009. Effective September 9, 2008, Mr. Smith resigned from our Board of Directors which resulted in the forfeiture of his unvested stock options.

(5)	Effective September 9, 2008, Mr. Smith resigned from our Board of Directors.

Directors’ Outstanding Equity Awards at Fiscal Year-End 2008
          The table below summarizes equity awards held by our directors on December 31, 2008. Option awards consist of options to purchase shares of stock and stock awards consist of restricted stock grants.

			Grant Date
	Total	Total	Fair Value of
	Option Awards	Stock Awards	Stock and
	Outstanding	Unvested	Option Awards
Name	(#)	(#)	($)
Current Directors

John W. Spiegel	101,000	750	$345,688

Ram Gupta	46,000	750	125,861

M. Douglas Ivester	166,000	750	840,688

Thomas P. Johnson, Jr.	46,000	750	125,861

Gregory J. Owens	111,000	750	359,338

Edward Terino	31,000	750	94,420

Former Director

Jeffrey C. Smith	38,000	—	100,506
COMPENSATION DISCUSSION AND ANALYSIS
          This section provides information regarding the compensation program in place for our Chief Executive Officer, Chief Financial Officer and the three most highly-compensated executive officers other than the Chief Executive Officer and Chief Financial Officer as of December 31, 2008. Collectively, these individuals are referred to as our Named Executive Officers or “NEOs”.
Objectives of Our Compensation Program
          Our executive compensation program is designed to motivate our employees to achieve corporate goals that enhance stockholder value and enable the Company to attract and retain exceptionally talented employees. Our Compensation Committee is guided by the following four key principles in determining the compensation of our NEOs:
•	Accountability for Business Performance. Compensation should be tied in part to financial performance so that executives are held accountable through variable compensation for the performance of the business unit for which they are responsible or the organization as a whole. As discussed in the “Components of Executive Compensation” section below, the primary metric used to determine the amount of variable compensation paid is earnings before interest, taxes, depreciation, amortization and stock-based compensation expense (“Adjusted EBITDA”). Each executive’s variable cash compensation is tied to the performance of this metric associated with the business unit they are responsible for or the overall performance of the Company.

•	Alignment with Stockholder’s Interests. Compensation should be tied in part to the Company’s stock performance through stock options, restricted stock and other equity awards to align executives’ interests with those of the Company’s stockholders. In determining the total amount to be granted annually to a NEO, the Committee generally considers a number of factors, including the amount of unvested stock based equity compensation grants already held by such NEO, dilution, number of shares of common stock outstanding, responsibility level, future potential, and the overall performance of the Company.

•	Accountability for Individual Performance. Compensation should be tied in part to the individual’s performance to encourage and reflect individual contributions to the Company’s performance. In determining base salaries and incentives, the Compensation Committee generally considers each executive’s leadership, level of responsibility, prior experience, individual performance over the previous year, as well as the executive’s potential for development and performance in the future. We do not apply formulas or assign these factors specific mathematical weights; instead, we exercise our judgment and discretion with respect to these factors.

•	Competition. Compensation should reflect the competitive nature of the software industry and the competitive market for exceptional talent, especially in upper level positions, so the Company can attract, retain, and motivate talented employees.
Components of Executive Compensation
          In 2008, the Company engaged Radford, an Aon Consulting Company (“Radford”), to review and evaluate our current compensation practices, the competitiveness of our compensation practices in the industry, and to provide data and analysis to assist the Compensation Committee in structuring our compensation program. Specifically, Radford worked with the Company to identify an appropriate peer group of companies. The Compensation Committee ultimately selected the following 24 publicly-traded companies:

ACI Worldwide	DealerTrack Holdings	Manhattan Associates	Radiant Systems
Advent Software	Eclipsys	MicroStrategy	Solera Holdings
Blackbaud	Epicor Software	MSC Software	SPSS Inc.
Bottomline Technologies	EPIQ Systems	Omniture	Tier Technologies
Chordiant Software	Hypercom	Online Resources Corporation	The TriZetto Group
CyberSource	Jack Henry & Associates	Pegasystems	Tyler Technologies
          These companies were selected because they were technology companies primarily focused on software, and had revenues between $200 million and $500 million, with the median revenue being approximately $277 million. Radford then gathered market data, including proxy data and data from its Radford Executive Survey, about the base salaries, annual cash incentive, and equity compensation provided by these peer group companies, which assisted the Compensation Committee in reviewing the competitiveness of the compensation for our NEOs. The Compensation Committee does not target any specific element of compensation, or total compensation, to a specific point or range in the peer group data but uses the data as a factor in setting compensation levels. The other factors noted in our philosophy above may therefore drive target compensation levels that vary between each of our NEOs and from the range of compensation paid by the peer group companies.
          The main components of compensation paid to our NEOs in 2008 consisted of the following: base salary, variable cash incentive awards, and long-term equity incentive awards. Because NEOs are generally more able to affect the Company’s results, we believe that a significant portion of their pay should be linked to the Company’s overall performance. We do not have any formal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. Instead, the Compensation Committee determines what it believes to be the appropriate level and mix of the various compensation components based on recommendations from our Chief Executive Officer, company performance against stated objectives, individual performance, and overall comparisons to the above referenced peer group.
          Base Salary. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our NEOs. When establishing base salaries, the Compensation Committee considers the market data of compensation levels in the peer group, as well as a variety of other factors including the executive’s scope of responsibility, individual performance, prior employment experience and salary history, and our financial performance. Because each of the factors used to set base salaries can change from year to year, base salaries for our NEOs are reviewed annually by our Compensation Committee and may be adjusted from time to time. As a result of the annual review that was conducted by the Compensation Committee in May 2008, effective July 1, 2008, Mr. Dreyer’s annual base salary was increased from $375,000 to $415,000, Mr. Kruger’s was increased from $275,000 to $325,000, and Mr. Dexter’s was increased from $169,000 to $175,000. The base salary of Ms. Putnam and Mr. Underwood was not changed in 2008. In July 2008, following his appointment as the Company’s Principal Accounting Officer, Mr. Dexter’s base salary was further increased to $185,000.

          Cash Incentive Awards. Our NEOs are eligible for variable cash incentives primarily based on the achievement of specific financial (Adjusted EBITDA) objectives associated with the applicable business unit or overall results of the Company. The Compensation Committee believes that Adjusted EBITDA is the appropriate measure for determining cash incentive awards since our Company uses Adjusted EBITDA as a measure of operating performance to assist it in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the Board of Directors, stockholders, analysts and investors concerning our financial performance. We believe the Adjusted EBITDA targets for 2008 were set at challenging levels that required the Company to achieve strong revenue growth while controlling costs in order to meet the targets. We also believe that the Adjusted EBITDA targets were attainable if the Company had what we considered to be a successful year. In 2008, our revenue increased 11% to $228.4 million and our Adjusted EBITDA increased 13% to $43.0 million. Under the terms of the 2008 variable cash incentive plan, our NEOs were entitled to:
•	100% of their annual cash incentive target if they met their budgeted Adjusted EBITDA target;

•	Between 50% and 100% if they met or exceeded a minimum Adjusted EBITDA target but did not meet their budgeted Adjusted EBITDA target; and

•	Between 100% and 200% if they exceeded their budgeted Adjusted EBITDA target and performed up to a maximum Adjusted EBITDA target.
          Our NEOs were not entitled to any variable cash compensation if the applicable minimum Adjusted EBITDA target was not met and, regardless of the level of achievement above the maximum Adjusted EBITDA target, were not entitled to more that 200% of their annual cash incentive target. Adjusted EBITDA targets must have been met after full accrual of actual cash incentive awards. Additionally, notwithstanding the achievement of Adjusted EBITDA targets, cash incentive awards may be reduced for failing to achieve non-financial based objectives. Performance against financial and non-financial based objectives was assessed at the end of each quarter based on year-to-date results once the Company’s financial results were prepared and approved. Based on the achievement of these objectives, cash incentive payments were made on a quarterly basis as follows: up to 12.5% of the annual cash incentive target amount following the first quarter, 17.5% following the second quarter, 30% following the third quarter, and 40% following the fourth quarter. Payments for the second through fourth quarters were net of any payments in prior quarters. Payments in excess of 100% of annual cash incentive targets that were earned as a result of exceeding budgeted Adjusted EBITDA targets were made following the close of the fiscal year once the Company’s final annual results had been prepared and approved.
          The following table summarizes, for each NEO, their annual variable cash incentive targets and the amounts they actually earned under our 2008 Management Incentive Plan:

		2008		2008
	Financial	Non-equity		Non-equity
	Target	Incentive	2008	Incentive
Executive Officers	Metric	Targets ($)	Achievement (%)	Compensation ($)
Johann J. Dreyer	Company	$242,500	100%	$242,780

Stephen M. Dexter	Company	42,083	100%	42,132

Jan Kruger	Business Unit	200,000	107%	213,656

Meigan Putnam	Business Unit	175,000	166%	289,745

Neil Underwood	Business Unit	200,000	136%	271,329
          For 2009, we have adopted a cash incentive plan that will operate in a similar manner as the plan did in 2008, updated to take the Company’s 2009 Adjusted EBITDA targets into account.
          Long-Term Incentive Compensation. We use stock-based compensation awards, including service-based stock options, restricted stock, and stock appreciation rights, to provide long-term incentive compensation. The Compensation Committee endorses the position that stock ownership by management is beneficial in aligning management’s and stockholders’ interests in the enhancement of stockholder value. The purpose of stock-based compensation awards is to provide an opportunity for the recipients to acquire or increase a proprietary interest in the Company, thereby creating a stronger incentive to expend maximum effort for our long-term growth and success, and encouraging recipients to remain in our employ. Consistent with the Company’s compensation philosophy as described above, individuals at higher levels received a greater proportion of total pay in the form of equity. Historically, stock based compensation awards were primarily granted in the form of options to purchase shares of our common stock. In 2006, we began issuing restricted stock awards and cash settled stock appreciation rights, in addition to stock options, in an effort to reduce the number of shares being issued under our equity incentive plan.
          Grant values for each of the NEOs are generally, and have been historically, determined by individual performance, internal relativity and market data. However, in 2006, the Company faced a very challenging operating environment marked by a six-month process of exploring strategic alternatives. As this process concluded in October 2006, the Compensation Committee recognized that it would take significant commitment, dedication and effort to execute on our plan to deliver long-term stockholder value and reviewed our long-term incentive program with a view toward retaining our executives and rewarding them for managing the Company through this period and beyond. Accordingly, in the fourth quarter of 2006, Messrs. Dreyer, Kruger and Underwood and Ms. Putnam received equity grants at levels the Compensation Committee believed was appropriate to retain and motivate these executives following the conclusion of the process of exploring strategic alternatives and the change in the Company’s Chief Executive Officer in October 2006.
          In May 2008, Mr. Dreyer was granted an option to purchase 250,000 shares of common stock and 100,000 shares of restricted stock, with 50% of such shares vesting on each of the first and second anniversaries of the grant date, Mr. Kruger was granted an option to purchase 50,000 shares of common stock and 20,000 shares of restricted stock, and Mr. Dexter was granted an option to purchase 15,000 shares of common stock. The equity grants to Mr. Kruger and Mr. Dexter vest in equal installments on each of the first four anniversaries of the grant date. Ms. Putnam and Mr. Underwood did not receive equity grants in 2008. The Board of Directors, upon the recommendation of the Compensation Committee, approved all equity awards granted by the Company in 2008. The grant date of these equity awards was the date of approval by the Board of Directors and the exercise price was the closing price of our common stock as of such date, except for equity awards granted to new hires, in which case the exercise price was the closing price of our common stock on the first day of their employment.
          Perquisites. From time to time we provide executive perquisites that the Compensation Committee believes are reasonably consistent with its overall compensation program and are attractive components of the total pay package in hiring and retaining executives in key positions. These perquisites are described in the footnotes following the “Summary Compensation” table.
          Other Benefits. In addition to the compensation paid to our NEOs described above, NEOs, along with and on the same terms as other employees of the Company, receive certain benefits, including participation in our 401(k) Plan and matching contributions, medical, prescription, dental, disability, employee life, group life, accidental death or travel accident insurance benefits.
          Internal Revenue Code Sections 162(m) and 409A. Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) disallows publicly traded companies from receiving a tax deduction on compensation paid to executive officers in excess of $1 million (section 162(m) of the Code), unless, among other things, the compensation meets the requirements for performance-based compensation. The Compensation Committee considered the deductibility limit for compensation when awarding equity-based compensation beginning in fiscal 1999. Our 2003 Stock Incentive Plan, as Amended and Restated effective February 26, 2008, contains provisions to allow option grants, restricted stock grants and stock appreciation rights to qualify for an exemption from this limit. However, we may from time to time pay compensation to our senior executives that may not be deductible if there are non-tax reasons for doing so. For example, separation agreements with our executive officers may contain provisions for accelerated vesting of full value equity awards due to termination by the Company without cause or by the employee with good reason. As a result, for performance periods beginning on or after January 1, 2010, full value equity awards covered by any such accelerated vesting provision would not meet the criteria to qualify as performance-based compensation. We have also structured our executive compensation program with the intention that it comply with Section 409A of the Code which may impose additional taxes on our senior executives for certain types of deferred compensation that are not in compliance with Section 409A.

Compensation Committee Report
          The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for filing with the SEC and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
Compensation Committee
M. Douglas Ivester (Chairman)
Thomas P. Johnson
Gregory J. Owens
Edward Terino
Executive Compensation Tables
Summary Compensation
          The following table sets forth the compensation earned by our Chief Executive Officer, our former Chief Financial Officer, our Corporate Controller and our other three most highly compensated executive officers serving in 2008. Mr. Stone, our former Chief Financial Officer and Principal Financial Officer, resigned from the Company effective August 5, 2008 and Mr. Parrish, our current Chief Financial Officer and Principal Financial Officer, assumed his position on January 12, 2009. Mr. Dexter, our Corporate Controller and Principal Accounting Officer, served as our Principal Financial Officer following Mr. Stone’s departure until Mr. Parrish joined the Company.

			Stock	Option	Non-equity	All Other
Name and			Awards	Awards	Incentive	Compensation
Principal Position	Year	Salary ($)	($)(1)(2)	($)(1)(2)	Compensation ($)	($)(3)(4)	Total ($)
Current Executive Officers
Johann J. Dreyer	2008	$395,000	$218,021	$694,590	$242,780	$4,500	$1,554,891
Chief Executive Officer	2007	375,000	51,064	783,015	307,132	4,500	1,520,711
and Director (5)	2006	297,240	11,347	373,112	242,448	4,400	928,547

Stephen M. Dexter	2008	177,000	—	25,590	42,132	2,164	246,886
Vice President and Corporate Controller (6)

Jan Kruger	2008	300,000	44,252	486,618	213,656	4,500	1,049,026
Group President (7)	2007	280,081	18,243	564,915	156,890	85,685	1,105,814
	2006	255,400	3,040	126,750	110,713	17,285	513,188

Meigan Putnam	2008	225,000	50,573	960,741	289,745	4,500	1,530,559
Senior Vice President	2007	225,000	60,522	1,150,890	134,136	4,500	1,575,048
	2006	200,000	10,087	281,789	281,965	24,400	798,241

Neil Underwood	2008	200,000	25,286	509,245	271,329	4,500	1,010,360
Senior Vice President	2007	200,000	30,261	591,040	329,526	4,500	1,155,327
	2006	200,000	5,043	158,361	388,994	2,095	754,493

Former Executive Officer
John Stone	2008	147,043	—	107,605	61,759	93,658	410,065
Past Chief Financial Officer (8)	2007	215,000	—	193,480	122,853	4,150	535,483
	2006	210,000	—	159,841	131,227	175	501,243

(1)	Stock awards consist of restricted stock grants. Option awards include the granting of options to purchase shares of common stock and stock appreciation rights. All options and stock appreciation rights have an exercise price equal to the closing price of our common stock on the date of grant. Vesting dates are disclosed in Table “Outstanding Equity Awards at Fiscal Year-End 2008”.

(2)	These amounts do not reflect actual compensation realized by the recipient. In accordance with SEC rules, we are disclosing the values of restricted stock, stock options, and stock appreciation rights in accordance with SFAS 123(R) as required by SEC regulations for fair value as we explain in Notes 2 and 15 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. We recognize stock based compensation expense, net of an estimated forfeiture rate, on a straight-line basis over the requisite service period, but have modified the expense to exclude forfeiture rate estimates for stock based compensation recognized in 2008, as required by SEC regulations.

(3)	Consists of 401(k) matching contributions except for (i) Mr. Kruger, which also includes $42,306 of relocation expenses paid in 2007 that were incurred in connection with Mr. Kruger’s relocation to the United States from the United Kingdom, $28,581 of “gross-up” payments to cover the taxes for those relocation expenses, and contributions under foreign retirement plans of $12,752 in 2007 and $17,285 in 2006, (ii) Ms. Putnam, which also includes, in 2006, a $20,000 reimbursement for a golf club initiation fee, and (iii) Mr. Stone, which also includes $86,250 for consulting services and $2,908 for the reimbursement of COBRA premiums following his resignation in August 2008.

(4)	The amounts shown in this column exclude medical, disability and certain other benefits received by NEOs that are generally available to all of our employees.

(5)	Mr. Dreyer’s salary was $375,000 from January 2008 through June 2008; effective July 1, 2008, his base salary was increased to $415,000.

(6)	Mr. Dexter served as our Principal Financial Officer from August 2008 until January 2009. Mr. Dexter was not a NEO in 2006 or 2007 and therefore, his compensation is only disclosed for 2008.

(7)	Mr. Kruger’s salary was $275,000 from January 2008 through June 2008; effective July 1, 2008, his base salary was increased to $325,000.

(8)	Mr. Stone resigned effective August 5, 2008.

Grants of Plan-Based Awards in 2008
          The following table summarizes the non-equity incentive plan and equity awards granted to our NEOs during 2008.

					All Other	All Other
					Stock Awards:	Option Awards:
		Estimated Future Payouts			Number of	Number of	Exercise	Grant Date
		Under Non-Equity			Shares of	Securities	Base Price	Fair
		Incentive Plan Awards(1)			Stock or	Underlying	of Option	Value of Stock
	Grant	Thres-		Maximum	Units	Options	Awards	and Option
Name	Date	hold ($)	Target ($)	($)	(#)	(#)	($/Sh)	Awards ($)(5)
Current Executive Officers
Johann J. Dreyer (2)		$121,250	$242,500	$485,000
	5/28/2008				100,000			$638,000
	5/28/2008					250,000	$6.38	642,803

Stephen M. Dexter (3)		21,042	42,083	84,166
	5/28/2008					15,000	6.38	38,568

Jan Kruger (3)		100,000	200,000	400,000
	5/28/2008				20,000			127,600
	5/28/2008					50,000	6.38	128,561

Meigan Putnam		87,500	175,000	350,000

Neil Underwood		100,000	200,000	400,000

Former Executive Officer
John Stone (3)(4)		55,000	110,000	220,000
	5/28/2008				10,000			63,800
	5/28/2008					25,000	6.38	64,280

(1)	Amounts shown as estimated future payments under non-equity incentive plan awards are the target and maximum cash incentive each executive was eligible to receive under their respective 2008 plan. The actual amounts earned by each executive under the 2008 plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	The restricted stock and stock options vest over two years with 50% vesting in May 2009 and 50% in May 2010.

(3)	The restricted stock and stock options vest over four years with 25% vesting in May 2009, 25% in May 2010, 25% in May 2011 and 25% in May 2012.

(4)	Mr. Stone resigned effective August 5, 2008 which resulted in the forfeiture of the restricted stock and stock options granted in 2008.

(5)	These amounts do not reflect actual compensation realized by the recipient. In accordance with SEC rules, we are disclosing the values of restricted stock and stock options, in accordance with SFAS 123(R) as required by SEC regulations for fair value as we explain in Notes 2 and 15 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. We recognize stock-based compensation expense, net of an estimated forfeiture rate, on a straight-line basis over the requisite service period, but have modified the expense to exclude forfeiture rate estimates for stock-based compensation recognized in 2008, as required by SEC regulations.

Outstanding Equity Awards at Fiscal Year-End 2008
          The table below summarizes equity awards held by our NEOs on December 31, 2008. Option awards consist of options to purchase shares of stock and stock appreciation rights. Stock awards consist of restricted stock grants.

	Option Awards				Stock Awards
					Number of	Market
	Number of	Number of			Shares or	Value of
	Securities	Securities			Units of	Shares or
	Underlying	Underlying			Stock	Units of
	Unexercised	Unexercised	Option		That	Stock That
	Options	Options	Exercise	Option	Have Not	Have Not
	(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($) (1)
Current Executive Officers
Johann J. Dreyer (2)	75,000	—	$8.97	12/24/2014
	112,500	37,500	4.15	11/8/2015
	450,189	—	4.86	11/1/2016
	—	250,000	6.38	5/28/2018
					100,000	$789,000

Stephen M. Dexter (3)	11,250	3,750	4.27	8/8/2015
	5,000	5,000	5.35	6/3/2016
	2,500	7,500	5.33	3/9/2017
	—	15,000	6.38	5/28/2018

Jan Kruger (4)	22,500	7,500	7.02	3/16/2015
	9,445	9,446	4.26	2/16/2016
	9,164	3,055	4.26	2/16/2016
	72,169	—	4.86	11/1/2016
	159,717 (7)	—	4.86	11/1/2016
	—	50,000	6.38	5/28/2018
					20,000	157,800

Meigan Putnam (5)	60,000	—	8.45	5/9/2011
	40,000	—	8.42	5/18/2014
	37,500	37,500	4.15	11/8/2015
	124,340	—	4.86	11/1/2016
	319,434 (7)	—	4.86	11/1/2016

Neil Underwood (6)	40,000	—	10.55	11/21/2011
	5,000	—	5.30	8/25/2012
	4,000	—	8.07	4/19/2014
	41,377	37,500	4.15	11/8/2015
	65,378	—	4.86	11/1/2016
	159,717 (7)	—	4.86	11/1/2016

Former Executive Officer
John A. Stone	50,000	—	9.43	8/5/2009
	6,000	—	5.33	8/5/2009

(1)	Based on the market closing price of $7.89 per share on December 31, 2008.

(2)	Mr. Dreyer’s 37,500 stock options expiring in November 2015 will vest in November 2009. The 250,000 stock options expiring in May 2018 and the 100,000 shares of restricted stock will vest 50% in May 2009 and 50% in May 2010.

(3)	Mr. Dexter’s 3,750 stock options expiring in August 2015 will vest in August 2009. One-half of the 5,000 stock options expiring in June 2016 will vest in June 2009 and the remaining half will vest in June 2010. The 7,500 stock options expiring in March 2017 vest over three remaining vesting periods with one-third vesting in March 2009, one-third in March 2010, and the remaining one-third in March 2011. The 15,000 stock options expiring in May 2018 will vest over four years with 25% vesting in May 2009, 25% in May 2010, 25% in May 2011 and 25% in May 2012.

(4)	Mr. Kruger’s 7,500 stock options expiring in March 2015 will vest in March 2009. The 9,446 stock options and the 3,055 stock options, both expiring in February 2016, will vest in November 2009. The 50,000 stock options expiring in May 2018 and the 20,000 shares of restricted stock will vest over four years with 25% vesting in May 2009, 25% in May 2010, 25% in May 2011 and 25% in May 2012.

(5)	Ms. Putnam’s 37,500 stock options expiring in November 2015 will vest in November 2009.

(6)	Mr. Underwood’s 37,500 stock options expiring in November 2015 will vest in November 2009.

(7)	Represents stock appreciation rights that are cash settled.
Option Exercises and Stock Vested in 2008
          The table below summarizes exercises by our NEOs, and the value realized upon exercise, of stock options, stock appreciation rights awards and the vesting of restricted stock in 2008.

	Option Awards		Stock Awards
	Number of shares	Value Realized	Number of shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
Current Executive Officers
Johann J. Dreyer	—	$—	9,340	$55,293

Stephen M. Dexter	—	—	—	—

Jan Kruger	87,130	286,571	6,227	36,864

Meigan Putnam	37,427	144,094	12,453	73,722

Neil Underwood	32,325	122,433	6,227	36,864

Former Executive Officer
John A. Stone	75,250	184,431	—	—

(1)	Amounts reflect the difference between the exercise price and the market price at the time the stock options and stock appreciation rights were exercised.

(2)	Amounts reflect the market price at the time the restricted stock awards vested.

Potential Payments on Termination or Change in Control
               Pursuant to the terms of agreements with Messrs. Dreyer, Kruger and Underwood and Ms. Putnam, they are entitled to compensation and/or vesting of equity awards in case of (i) termination by the Company without cause or by the executive with “good reason”, (ii) termination by the Company within two years after a “change in control” without cause or by the executive with good reason, (iii) a change in control or (iv) death as disclosed below. A summary of the terms “cause”, “good reason”, and “change in control” follows:
•	“Cause” means:
o	the conviction of a felony, indictment by a grand jury (with respect to Messrs. Kruger and Underwood and Ms. Putnam), or a crime involving moral turpitude (excluding a traffic violation not involving any period of incarceration) or the willful commission of any other act or omission involving dishonesty or fraud with respect to, and materially adversely affecting the business affairs of, the Company or any of its subsidiaries or any of their customers or suppliers;

o	conduct tending to bring the Company or any of its subsidiaries into substantial public disgrace or disrepute that causes substantial and material injury to the business and operations of the Company or such subsidiary;

o	substantial and repeated failure to perform duties of the office held by the executive as reasonably directed by the Company (other than any such failure resulting from the executive’s incapacity due to injury or illness);

o	gross negligence or willful misconduct with respect to the Company or any of its subsidiaries that causes substantial and material injury to the business and operations of the Company or such subsidiary; or

o	any material breach of the executive’s Confidentiality, Non-Disclosure and Non-Solicitation Agreement with the Company.
•	“Good Reason” means:
o	a material reduction in the scope of the executive’s duties without his or her written consent; or

o	any requirement by the Company, without the written consent of the executive, that the executive relocate to a place more than 50 miles from Norcross, Georgia to perform his or her duties;

provided that in each of the circumstances set forth in the two immediately preceding bullet points (i) the executive provides written notice to the Company of such action, (ii) the Company does not remedy such action within thirty (30) days, and (iii) the executive resigns within thirty (30) days following the Company’s failure to remedy such action.

o	Additionally, Ms. Putnam’s agreement provides that “good reason” includes the occurrence of a change in control if she provides at least a six months’ notice to leave within thirty (30) days after the change in control and she continues as an employee in good standing for such six-month notice period (unless the Company advises that it will not be necessary for her to continue as an employee).
•	“Change in Control” means the earliest to occur of the following:
o	any person becomes the beneficial owner of 50% or more of the total number of voting shares of the Company;

o	any person (other than the persons named as proxies solicited on behalf of the Board) holds revocable or irrevocable proxies, as to the election or removal of two or more directors of the Company, for more than 50% of the total number of voting shares of the Company;

o	any person has commenced a tender or exchange offer, or entered into an agreement or received an option, to acquire beneficial ownership of more than 50% of the total number of voting shares of the Company;

o	there is a sale or other transfer of all or substantially all of the assets of the Company; or

o	as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transaction shall cease to constitute at least a majority of the Board or any successor corporation.

Notwithstanding the above, a “change in control” will not be deemed to have occurred under the second and third bullet points above if, within 30 days of such action, the Board (by a two-thirds affirmative vote of the directors in office before such action occurred) makes a determination that such action does not and is not likely to constitute a change in control of the Company.

          Termination by the Company without cause, by the executive with good reason, or within two years following a Change in Control (“CIC”). The following table summarizes the terms of agreements with Messrs. Dreyer, Kruger and Underwood and Ms. Putnam with respect to termination by the Company without cause, by the executive with good reason, or within two years following a CIC.

	Termination w/o cause or by executive w/good	Termination w/in two years after CIC w/out cause or
	reason	by executive w/ good reason
Johann J. Dreyer	Salary and reimbursement of COBRA premiums for one year, a cash payment equal to the average bonus paid over the previous three years, and vesting of equity awards that would have vested within 24 months of termination	Salary and reimbursement of COBRA premiums for one year, a cash payment equal to the average bonus paid over the previous three years, and full vesting of all equity awards

Jan Kruger (1)	Salary and reimbursement of COBRA premiums for one year, a cash payment equal to the average bonus paid over the previous three years and reimbursement up to $100,000 for relocation expenses if required to leave the United States as a result of termination	Salary and reimbursement of COBRA premiums for one year, a cash payment equal to the average bonus paid over the previous three years, full vesting of all equity awards and reimbursement up to $100,000 for relocation expenses if required to leave the United States as a result of termination

Meigan Putnam	Salary and reimbursement of COBRA premiums for one year, a cash payment equal to the average bonus paid over the previous three years, and vesting of equity awards that would have vested within 24 months of termination	Salary and reimbursement of COBRA premiums for one year, a cash payment equal to the average bonus paid over the previous three years, and full vesting of all equity awards

Neil Underwood	Salary and reimbursement of COBRA premiums for one year	Salary and reimbursement of COBRA premiums for one year and and full vesting of all equity awards

(1)	Reimbursement of relocation expenses only applies to termination without cause.
          Additionally, Stephen Dexter is entitled to salary and reimbursement of COBRA premiums for six months in the event he is terminated by the Company without cause.
          Change in control without termination. Of our NEOs, only Mr. Dreyer has an agreement in place that is triggered solely by a change in control. His agreement provides for his unvested options and shares of restricted stock that do not, by their terms, become fully vested and exercisable as a result of the change in control to vest as of the date of the change in control in accordance with the formula set forth in the first bullet point below. Additionally, so long as Mr. Dreyer is continuously employed, certain of his remaining unvested options and shares of restricted stock will vest monthly as set forth in the second bullet point below. Any remaining unvested options and shares of restricted stock will vest in accordance with the terms as in effect before the change in control.
•	As of the date of the change in control, each such option and restricted stock grant shall become vested and exercisable to the extent of (A) two-thirds of the unvested shares multiplied by (B) a fraction, the numerator of which is the number of full calendar months between (i) the most recent date on which such option and restricted stock grant became vested and exercisable (the “Most Recent Vesting Date”) and (ii) the date of the change in control, and the denominator of which is the number of full calendar months between the Most Recent Vesting Date and the date on which such option and restricted stock grant would have become fully vested and exercisable as a result of his continued employment by the Company, assuming such employment continued (the “Remaining Vesting Term”); and

•	As of the end of each full calendar month commencing on or after the date of the change in control, so long as his continuous employment by the Company has not ended, each such option and restricted stock grant shall become vested and exercisable to the extent of two-thirds of the unvested shares divided by the number of full calendar months in the Remaining Vesting Term.
          Death. Our equity agreements generally provide that all unvested equity awards held by an NEO will vest upon the death of the NEO. The agreements with our NEOs do not trigger any additional compensation upon the death of an NEO.

          Potential termination and change in control scenarios. We have used December 31, 2008 as the measurement date for calculating the potential payments and fair value of vesting equity awards in the following table.

			Cash		Options	Stock
		Severance	Incentives	Benefits	Awards	Awards
Name	Event	($)(1)	($)	($)(2)	($)(3)	($)(3)
Johann J. Dreyer	Termination w/o cause or by executive w/ good reason	$415,000	$264,120	$11,456	$517,750	$789,000

	Change in Control (“CIC”)	—	—	—	81,599	156,359

	Termination w/in two years after CIC w/out cause or by executive w/ good reason	415,000	264,120	11,456	517,750	789,000

	Death	—	—	—	517,750	789,000

Stephen M. Dexter	Termination w/o cause	92,500	—	1,985	—	—

	Change in Control (“CIC”)	—	—	—	—	—

	Termination w/in two years after CIC w/out cause	92,500	—	1,985	—	—

	Death	—	—	—	68,125	—

Jan Kruger	Termination w/o cause or by executive w/ good reason	325,000	160,420	105,436	—	—

	Change in Control (“CIC”)	—	—	—	—	—

	Termination w/in two years after CIC w/out cause or by executive w/ good reason	325,000	160,420	105,436	127,404	157,800

	Death	—	—	—	127,404	157,800

Meigan Putnam	Termination w/o cause or by executive w/ good reason	225,000	235,282	3,873	140,250	—

	Change in Control (“CIC”)	—	—	—	—	—

	Termination w/in two years after CIC w/out cause or by executive w/ good reason	225,000	235,282	3,873	140,250	—

	Death	—	—	—	140,250	—

Neil Underwood	Termination w/o cause or by executive w/ good reason	200,000	—	11,409	—	—

	Change in Control (“CIC”)	—	—	—	—	—

	Termination w/in two years after CIC w/out cause or by executive w/ good reason	200,000	—	11,409	140,250	—

	Death	—	—	—	140,250	—

(1)	Based on each executive’s salary as of December 31, 2008.

(2)	Amounts in this column reflect payments for the estimated reimbursement of COBRA premiums over the severance period except for Mr. Kruger, which also includes $100,000 of expense reimbursement for relocating outside of the United States if he is terminated without cause and is required to leave the United States as a result of such termination.

(3)	Amounts in these columns include the value, at December 31, 2008, of the accelerated vesting of unvested restricted stock and stock options based on their settlement as of December 31, 2008 at a stock price of $7.89, the closing price of our common stock on such date.

Security Ownership of Certain Beneficial Owners and Management
Stock Owned by Management and Directors
          The following table presents information known to us regarding the beneficial ownership of our common stock as of March 31, 2009 by each of our directors and NEOs and by all of our directors, NEOs and other executive officers as a group. At March 31, 2009, the applicable percentages were based on 52,841,532 shares of our common stock outstanding adjusted as required by rules promulgated by the SEC. All information as to beneficial ownership has been provided to us by the directors, NEOs and other executive officers, and unless otherwise indicated, each of the directors, NEOs and other executive officers has sole voting and investment power over all of the shares that they beneficially own. The address of each director and NEO is c/o S1 Corporation, 705 Westech Drive, Norcross, Georgia 30092.

	Number	Restricted Stock	Beneficial	Percent of
	of Shares	and Right to	Ownership	Common Stock
Name	Owned (1)	Acquire (2)	Total (3)	Outstanding
Directors
John W. Spiegel	29,200 (4)	101,000	130,200	*
Ram Gupta	9,000	46,000	55,000	*
M. Douglas Ivester	209,000	166,000	375,000	*
Thomas P. Johnson, Jr.	39,000	46,000	85,000	*
Gregory J. Owens	9,000	111,000	120,000	*
Edward Terino	13,500	31,000	44,500	*

Named Executive Officers
Johann J. Dreyer	15,648	862,689	878,337	1.6%
Stephen M. Dexter	—	25,000	25,000	*
Jan Kruger	7,879	165,779	173,658	*
Meigan Putnam	16,824	261,840	278,664	*
Neil Underwood	8,411	155,755	164,166	*

Former Executive Officer
John Stone (5)	—	56,000	56,000	*

All directors and executive officers as a group (16 persons)	373,750	2,623,163	2,996,913	5.4%

*	Less than one percent

(1)	Excludes shares that may be acquired through the exercise of stock options and the vesting of restricted stock as of March 31, 2009.

(2)	Represents shares of common stock that can be acquired upon the exercise of stock options within 60 days from March 31, 2009 and all unvested restricted stock as of March 31, 2009. The holders of unvested shares of restricted stock have sole voting power, but not investment power, with respect to such shares.

(3)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if that person has or shares voting power or investment power over the security, or has the right to acquire beneficial ownership at any time within 60 days from March 31, 2009. For this table, voting power includes the power to vote or direct the voting of shares and investment power includes the power to dispose or direct the disposition of shares.

(4)	Includes 200 shares owned directly by Mr. Spiegel’s wife, over which he has shared voting and investment power.

(5)	Mr. Stone resigned effective August 5, 2008.

Principal Stockholders
          The following table presents information regarding the beneficial ownership of our common stock as of March 31, 2009 by each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock. At March 31, 2009, the applicable percentages were based on 52,841,532 shares of our common stock outstanding.

	Number of Common		Percent of
	Shares and Nature of		Common Stock
Name and Address of Beneficial Owner	Beneficial Ownership (1)		Outstanding
Wellington Management Company, LLP 75 State Street Boston, MA 02109	5,382,400	(2)	10.2%

Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 78746	3,823,589	(3)	7.2%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	2,980,210	(4)	5.6%

Barclays Global Investors, NA. 400 Howard Street San Francisco, CA 94105	2,765,422	(5)	5.2%

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if that person has or shares voting power or investment power over the security, or has the right to acquire beneficial ownership at any time within 60 days from March 31, 2009. For this table, voting power includes the power to vote or direct the voting of shares and investment power includes the power to dispose or direct the disposition of shares.

(2)	According to Schedule 13G/A filed with the SEC on February 17, 2009, Wellington Management Company, LLP (“Wellington Management”), in its capacity as investment adviser, reported that it has shared voting power of 3,427,400 shares and shared dispositive power of 5,382,400 shares which are held of record by its clients.

(3)	According to Schedule 13G/A filed with the SEC on February 9, 2009, Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. Dimensional reported that they have sole voting power of 3,783,033 shares and sole dispositive power of 3,823,589 shares which are held by the Funds.

(4)	According to Schedule 13G filed with the SEC on February 13, 2009, The Vanguard Group, Inc. reported that it has sole voting power of 60,435 shares and sole dispositive power of 2,980,210 shares.

(5)	According to Schedule 13G jointly filed with the SEC on February 5, 2009, Barclays Global Investors, NA and Barclays Global Fund Advisors reported that they have sole voting power of 2,561,913 shares and sole dispositive power of 2,765,422 shares which are held in trust accounts for the economic benefit of the beneficiaries of these accounts.

Equity Compensation Plan Information
          The following table provides information with respect to compensation plans under which equity securities of S1 are authorized for issuance to employees, non-employee directors and others as of December 31, 2008:

	Number of securities to be		Number of securities remaining available
	issued upon exercise of		for future issuance under equity
	outstanding options and	Weighted-average	compensation plans (excluding securities
	unvested restricted shares	exercise price of	reflected in column (a))
	(in 000s)	outstanding options	(in 000s)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by stockholders	5,629	$5.70	3,061

Equity compensation plans not approved by stockholders (1)	1,364	13.87	—

Total	6,993	$7.34	3,061

(1)	As of December 31, 2008, we had outstanding stock option awards previously granted under the following equity incentive plans not approved by our stockholders: S1 Corporation Amended and Restated 1995 Stock Option Plan, Edify Corporation 1996 Equity Incentive Plan, S1 Corporation 1997 Employee Stock Option Plan, Security First Technologies Corporation 1998 Directors’ Stock Option Plan, Software Dynamics, Incorporated 1998 Stock Incentive Plan, FICS Group Holding Co., Inc. 1998 Stock Plan, and the Q-Up Systems, Inc. 1999 Stock Option Plan. All of these plans are closed to new grants.
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership of our equity securities and to file subsequent reports when there are changes in their ownership. Based on a review of reports submitted to us, we believe that during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to our directors, officers and more than 10% owners were complied with on a timely basis.
No Incorporation by Reference
          In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Audit Committee” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.”
Transactions with Management and Related Parties
          We recognize that related party transactions can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than our best interests and the best interest of our stockholders. Any material related party transaction must be reported to our Chief Legal Officer and Internal Auditor and may be consummated or may continue only if the transaction is on terms comparable to those that could be obtained in arms-length dealings with an unrelated third party. We review potential related parties annually to determine if a reportable related party transaction exists and should be disclosed in our Annual Report on Form 10-K and report findings to our Board.
          As a result of our sale of Vertical One to Yodlee, Inc. in January 2001, we own approximately 14% of Yodlee as of December 31, 2008. Ram Gupta, who serves as one of our directors, also serves as a member of Yodlee’s Board of Directors as the Company’s representative on the Yodlee Board. Further details are discussed in Notes 2 and 4 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Report of the Audit Committee and Public Accounting Fees
Report of the Audit Committee
          Our Audit Committee is comprised of three directors, Mr. Terino (Chairman), Mr. Ivester, and Mr. Johnson. As of the date of this proxy statement, each of the Committee members is an “independent director” under the NASDAQ Stock Market rules. The Committee’s responsibilities are described in a written charter that was adopted by our Board of Directors.
          Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. An independent registered public accounting firm audits the annual financial statement prepared by management, expresses an opinion as to whether those financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America, and discusses with us their independence and any other matters they are required to discuss with us or that they believe should be raised with us. Our Audit Committee oversees these processes, although they rely on the information provided to them and on the representations made by management and the independent registered public accounting firm.
          The Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2008 with our management. The Committee discussed with PricewaterhouseCoopers LLP (“PwC”), the matters required to be discussed by Statement on Accounting Standards No. 61 as amended (AICPA, Professional Standards, Vol.1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC the independence of PwC. Based on the review and discussions described in this paragraph, the Audit Committee recommended to the Board of Directors the inclusion of our audited financial statements for the year ended December 31, 2008 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.
Audit Committee
Ed Terino (Chairman)
M. Douglas Ivester
Thomas P. Johnson, Jr.
Pre-Approved Policy for Independent Registered Public Accounting Firm
          The services performed by the independent registered public accounting firm in 2008 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee in October 2002. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that, prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by the independent registered public accounting firm in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.
          Services provided by the independent registered public accounting firm during the following year that are included in the Service List were pre-approved following the policies and procedures of the Audit Committee. Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.
          In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Obtaining an estimated range of fees for a service in advance facilitates appropriate oversight and control of the independent auditor relationship, while permitting us to receive immediate assistance from the independent auditor when time is of the essence. On a quarterly basis, the Audit Committee generally reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.
          The pre-approval policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:
•	The service is not an audit, review or other attest service;

•	The aggregate amount of all such services provided under this provision does not exceed the amount of $20,000 in a given fiscal year;

•	Such services were not recognized at the time of the engagement to be non-audit services;

•	Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

•	The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements.
Public Accounting Fees
          In considering the nature of the services provided by PwC, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and our management to determine that they are permitted under the rules and regulations concerning auditor independence implemented pursuant to the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants. The following table sets forth approximate aggregate fees billed to us for fiscal years 2008 and 2007 by PwC:

	For the Fiscal Year Ended
	December 31,
	2008	2007
Audit Fees (1)	$1,571,500	$1,567,000
Audit-Related Fees (2)	45,770	62,150
Tax Fees (3)	140,900	281,300
Other Fees (4)	2,580	—

Total Fees	$1,760,750	$1,910,450

(1)	Audit Fees billed by PwC consisted of work for the audit of our annual financial statements, reviews of the financial statements included in our quarterly reports on Form 10-Q and services provided for statutory and regulatory filings.

(2)	Audit-Related Fees billed by PwC related to advice for liquidations and other reviews for our foreign operations.

(3)	Tax Fees billed by PwC for professional services related to tax compliance, review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatments for certain expenses, extra-territorial income analysis, and transfer pricing documentation for compliance.

(4)	Other Fees billed by PwC were for services not related to audits, financial reviews or tax services.

PROPOSAL 1: ELECTION OF DIRECTORS
          At the Annual Meeting, two directors will be elected to each serve for a three-year term. The Corporate Governance and Nominating Committee of S1 has recommended John W. Spiegel and Thomas P. Johnson, Jr. for nomination to the Board. Unless otherwise specified on a proxy card, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy FOR the election as directors of the persons named as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. If, however, a nominee fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend. If there is a quorum at the Annual Meeting, the director nominees will be elected by a plurality of the votes cast and entitled to vote at the meeting. There are no cumulative voting rights for the election of directors.
          Our amended and restated certificate of incorporation provides for the Board of Directors to be divided into three classes. The terms of office of only one class of directors expires in each year, and directors are elected for terms of three years and until their successors are elected and qualified. Our amended and restated bylaws provide that there are to be between four and fifteen directors, with the number of directors determined by resolution of the Board of Directors. Pursuant to a resolution of the Board, the size of our Board currently is eight and we currently have seven directors.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
THE ELECTION OF ITS DIRECTOR NOMINEES.
PROPOSAL 2: RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The Company has selected PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit the books of the Company and its subsidiaries for the fiscal year ending December 31, 2009, to report on the consolidated statement of financial position and related statement of earnings of the Company and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. If there is a quorum at the Annual Meeting, the appointment of PwC as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009 will be ratified if the votes cast favoring the action exceed the votes cast opposing the action. If the stockholders do not ratify the selection of PwC, the Company will consider a change in auditors for 2010.
          PwC has advised the Company that they are independent accountants with respect to the Company, within the meaning of standards established by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the Independence Standards Board and federal securities laws administered by the SEC. Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
THE RATIFICATION OF OUR APPOINTMENT OF PWC AS OUR THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2009.

Deadline for Submission of Stockholder Proposals for Inclusion in the Proxy Statement for Next Year’s Annual Meeting
          Any proposal which an S1 stockholder wishes to have included in our proxy statement and form of proxy for our 2010 Annual Meeting of Stockholders under Rule 14a-8 of the SEC must be received by our Secretary at 705 Westech Drive, Norcross, Georgia 30092 by December 14, 2009.
Deadline for Submission of Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting
          Any other proposal for consideration by stockholders at our 2010 Annual Meeting of Stockholders must be delivered to or mailed to and received at our principal executive offices not less than 90 days and not more than 120 days prior to May 26, 2010 (the anniversary date of the 2009 Annual Meeting of Stockholders); provided, however, that in the event that (i) the date of the 2010 Annual Meeting is more than 60 days prior to or more than 60 days after May 26, 2010, and (ii) less than 60 days notice or prior public disclosure of the date of the 2010 Annual Meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the 2010 Annual Meeting is mailed or such public disclosure is made. Proposals should be addressed to our Corporate Secretary at 705 Westech Drive, Norcross, Georgia 30092, and include the information set forth in our bylaws, which are on file with the SEC. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and form of proxy for the 2010 Annual Meeting any stockholder proposal which does not meet the requirements of the SEC in effect at the time.
Other Matters
          As of the date of this proxy statement, the Board of Directors does not know of any other matters to be presented for action by the stockholders at the Annual Meeting. If any other matters not now known properly come before the Annual Meeting, the persons named in the accompanying proxy will vote your proxy in accordance with the determination of our Board of Directors.
By order of the Board of Directors,
JOHN W. SPIEGEL
Chairman of the Board
Norcross, Georgia
April 13, 2009

S1 CORPORATION
705 WESTECH DRIVE
NORCROSS, GA 30092
S1 Corporation encourages you to take advantage of convenient ways to vote. If voting by proxy, you may vote over the Internet, by telephone or by mail. Your Internet or telephone vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned your proxy card. To vote over the Internet, by telephone, or by mail, please read the accompanying proxy statement and then follow these easy steps:
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 25, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by S1 Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 25, 2009. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to S1 Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M12235	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

S1 CORPORATION			For	Withhold	For All		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			All	All	Except
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.
			☐	☐	☐
Vote On Directors
1.	Election of Directors
Nominees:
01) John W. Spiegel
02) Thomas P. Johnson, Jr.

									For	Against	Abstain
Vote On Proposal

2.		To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.							☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the person named in this proxy will vote in accordance with the determination of the Board of Directors of S1 Corporation.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date					Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M12236

REVOCABLE PROXY
S1 CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 26, 2009
The stockholder(s) hereby appoint(s) Greg Orenstein and Paul Parrish, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of S1 Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 3:00 p.m., Eastern Time on May 26, 2009, at the Marriott Hotel located at 475 Technology Parkway, Norcross, GA 30092 and any adjournment or postponement thereof. The stockholder(s) hereby revoke(s) any proxy or proxies for the Annual Meeting that were given before this proxy.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009, AND IN ACCORDANCE WITH THE DETERMINATION OF OUR BOARD OF DIRECTORS AS TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
The stockholder(s) may revoke(s) this proxy at any time before it is voted by delivering either a written notice of revocation for a proxy card that was previously submitted or a properly executed proxy card bearing a later date to Greg Orenstein, our Corporate Secretary, by revoting by telephone or on the Internet, or by attending the Annual Meeting and voting in person.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE